Exhibit 10.31

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of March 2013 by and between MOBILEWALLA, INC. (earstwhile known as Wordster, Inc.), a Delaware corporation having offices at 2472 Jett Ferry Road, Suite 400-214, Dunwoody, GA 30338 (the “Company”), and MOBILEWLLA INFORMATION SOLUTIONS PVT. LTD (earstwhile known as Wordster Information Solutions Pvt. Ltd), an Indian corporation having offices at IB - 84, Sector - III, Salt Lake tCity, Kolkata - 700 106, India (the “Consultant”). Following terms of the Agreement effective from March 1, 2013

BACKGROUND

A. Company desires to obtain certain services of Consultant, and Consultant desires to provide such services to Company; and

B. Company and Consultant desire to set forth the terms and conditions pursuant to which Consultant shall provide services to Company.

NOW, THEREFORE, for good and valuable mutual consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Consultant agree as follows:

1. Scope of Services. The scope of services to be performed by Consultant (“Services”) shall be mutually agreed to in a work order conforming to the document attached hereto as Exhibit A (“Work Order”). Such Work Order shall specify in detail the services to be rendered, including: (i) a description of the work product to be delivered, including, but not limited to, acceptance criteria and detailed design and function specifications for the deliverables hereunder; (ii) the performance schedule; and (iii) payment schedule (which amount shall be specified as either a fixed price or time and materials payment basis). All Work Orders are subject to the terms and conditions of this Agreement, and this Agreement shall control in the event of any inconsistencies between this Agreement and the Work Order. During the course of each Work Order, Consultant shall permit employees of Company to be present, when reasonable, as observers while various tasks are being conducted and to consult with Consultant regarding the Work Order. The parties shall participate in joint Work Order review meetings as specified in the individual Work Order(s) and at other times as deemed necessary by Company.

2. Billing and Compensation. Company shall pay to Consultant fees for the services as specified in the Work Order. Company shall also reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with providing such services in accordance with the Company Expense Guidelines attached hereto as Exhibit B, provided that: (i) all travel-related expenses shall be approved by Company in advance of their being incurred; (ii) the expenses have been detailed on a form acceptable to Company and submitted to the Company’s Work Order Manager designated pursuant to Section 3 for review and approval prior to invoicing; and (iii) if requested by Company, Consultant shall submit supporting documentation in addition to the approved expense form.

(a) Fees. Consultant shall not invoice Company and Company is not liable to pay Consultant for services and expenses in excess of the maximum compensation amounts set forth in the applicable Work Order. Unless otherwise specified in the Work Order, Consultant shall invoice Company for Services and expenses chargeable hereunder monthly in arrears for all Work Orders that specify that the work is to be performed on a time and materials basis. For Work Orders specifying a commission fee, Consultant shall be paid by Company in accordance with the payment schedule listed on the applicable Work Order.

(b) Invoices. All invoices prepared by Consultant pursuant to this Agreement shall be itemized, shall reference the assigned Work Order number, and shall substantiate all charges therein set forth. Consultant shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting practices, to substantiate Consultant’s charges and expenses hereunder. Consultant shall retain such records for a period of one (1) year from the date of final payment under any Work Order. Company shall pay all valid invoices, except for any amounts disputed by Company, within thirty (30) days after Company’s receipt thereof.

3. Work Order Manager. Company shall appoint a primary representative for each Work Order who shall coordinate the Work Order with Consultant (“Work Order Manager”). The Work Order Manager shall be listed on each Work Order. The Work Order Manager shall be the day-to-day contact person for the individual Work Orders undertaken by Consultant and shall receive copies of all written correspondence exchanged between the parties with respect to the individual Work Order with which they are associated.

4. Acceptance of Services. Each deliverable due from Consultant under this Agreement shall be subject to acceptance testing by Company to verify that the deliverable satisfies the mutually developed acceptance criteria. If Company in good faith cannot agree with Consultant as to the acceptance criteria for an individual Work Order, Company may terminate the respective Work Order or this Agreement, at its sole discretion.

5. Exchange of Information and Technical Assistance.

(a) Disclosure. Upon execution of this Agreement, and thereafter during the term hereof, Consultant shall disclose and deliver to Company the Work Product (as defined below), all related documentation, other deliverables, and all Consultant Property (as defined below), to the extent necessary or useful to design, redesign, adapt, modify, enhance, improve, develop, install, repair and sufficient for Company to commercially utilize, the subject matter of the individual Work Order, and Consultant shall provide Company, from time to time as requested by Company, with complete copies of all then-current documentation and other deliverables.

(b) Technical Assistance. Consultant acknowledges and agrees that for all systems, equipment or other like subject matter of each individual Work Order to succeed and have value to Company, Company should acquire a detailed knowledge of the subject matter of each Work Order. Consultant, therefore, warrants that the technical assistance to be rendered under this Agreement shall be adequate to familiarize Company with the Work Product, documentation and other deliverables under each individual Work Order and enable them to: (i) acquire components of deliverables developed and/or delivered hereunder; (ii) develop, modify and improve the Work Product, documentation and deliverables; and (iii) generally have the same level of knowledge and competence about the Work Product, documentation and deliverables that Consultant has.

6. Proprietary Information.

(a) Definitions. The following capitalized terms are used herein as defined below:

(i) “Proprietary Information” means all Inventions, data, formulae, processes, procedures, methods, documentation, information, records, drawings, designs, specifications, test results, evaluations, know-how, material directly related to sales processes, information risk management, tests or assays, business, assets, products, processes, knowledge, or data, in any form and whether or not marked or labeled as being confidential or proprietary, including without limitation: information regarding Company’s plans, research, development, proposals, products, marketing, selling, business plans, budgets, finances, licenses, transactions, prices, and costs; information and databases regarding the identity, personnel, addresses, telephone numbers, skills, financial condition, business needs, and structure of Company’s subcontractors, clients, customers, contacts, vendors, suppliers, and other contracting parties, or prospects related to Company, which is communicated to, supplied to, or observed by Consultant, directly or indirectly, at any time, whether or not received from Company or any person pursuant to this Agreement or a contractual or fiduciary relationship with the Consultant, whether orally, by demonstration or in the form of a writing or drawing. The term “Proprietary Information” shall not include information that the Consultant can prove: (i) was known to the Consultant at the time of receipt from Company as evidenced by written documentation, so long as such information was not acquired directly or indirectly from Company; (ii) is or becomes publicly known through no act or fault of the Consultant; (iii) is or becomes part of the public domain through no act or fault of the Consultant; (iv) was received by the Consultant from a third party having the legal right to transmit the same as evidenced by written documentation; or (v) was developed by the Consultant independently of any of the Proprietary Information as evidenced by written documentation; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

(ii)

“Inventions” means all inventions, works of authorship, discoveries, concepts, ideas, whether or not patentable, copyrightable, or protectable as a mask work, including, but not limited to, hardware and apparatus, processes, methods, formulas, computer programs and techniques, source and object codes, developments, designs, improvements, discoveries, forms, templates, outlines, procedures, as well as improvements thereof or know-how related thereto with which Consultant is acquainted or has created or developed as a consequence of its relationship with Company that may exist now or in the future in any jurisdiction.

(iii) “Trade Secrets” means all data, formulae, processes, procedures, methods, documentation, information, records, drawings, designs, specifications, test results, evaluations, know-how, material directly related to sales processes, information risk management, tests or assays, business, assets products, customer lists, processes or prospects related to Company, which constitute a “Trade Secret” under applicable law.

(b) Nondisclosure Obligations.

(i) Proprietary Information. During the term of this Agreement and for five (5) years thereafter, Consultant shall not use the Proprietary Information of Company except to perform Consultant’s obligations under this Agreement or as otherwise permitted under this Agreement, and Consultant shall not disclose the Proprietary Information of Company in any way to any third party.

(ii) Trade Secrets. During the term of this Agreement and at all times thereafter, Consultant shall not use the Trade Secrets of Company except as authorized to perform Consultant’s obligations under this Agreement or as otherwise permitted under this Agreement, and Consultant shall not disclose the Trade Secrets of Company in any way to any third party.

7. Ownership of Work Product and Proprietary Rights.

(a) Company Property. Title to all materials and documentation furnished by Company to Consultant, including, without limitation, system specifications, shall remain in Company (“Company Property”). Consultant shall deliver to Company any and all Company Property and Work Product, including all copies thereof on whatever media rendered, upon: (i) Company’s request; (ii) completion of any Work Product; and (iii) the expiration or termination of this Agreement for any reason.

(b) Pre-Existing Consultant Property. Prior to providing Services under this Agreement, Consultant shall identify to Company in writing any technology, information, computer programs or other documentation owned by or licensed to Consultant prior to the commencement of such Services which will be useful or necessary to the Work Product (“Consultant Property”). Consultant grants to Company an unrestricted, irrevocable, nonexclusive, worldwide, fully paid up, perpetual license, with the right to sublicense, in and to Consultant’s proprietary rights to the Consultant Property required for use in connection with the Work Product.

(c) Work Product. All work produced in whole or in part by Consultant under or related to this Agreement, including, without limitation, all Inventions, creations, expressions, improvements, specifications, operating instructions and all other documentation, whether or not patentable, copyrightable, or protectable as a mask work, which are first conceived or made or first actually or constructively reduced to practice during the term of this Agreement or within 6 months following the expiration or cancellation hereof, and which are conceived or made in response to matters related to this Agreement or based in whole or in part on or derived from information supplied by Company, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), shall be work made for hire and made in the course of Services rendered under this Agreement and shall be the exclusive property of Company. To the maximum extent possible, Consultant shall treat all Work Product as Trade Secrets; and if such Work Product does not qualify as Trade Secrets, all Work Product is Company Proprietary Information. Company shall have the unlimited right to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit.

(d) Alternative Assignment, License and Waiver of Rights.

(i) Assignment. To the extent that all rights, title and interest to any Work Product or portion thereof does not qualify as work made for hire, Consultant hereby now, and shall in the future as and when such rights arise, irrevocably transfers and assigns to Company in perpetuity all worldwide rights, title and interest in and to the Work

Product, including without limitation, patent rights, copyrights, trade secrets and other proprietary rights (including without limitation, applications for registration thereof, and all priority rights therein under applicable international conventions for the protection of such rights) in, and ownership of, the Work Product.

(ii) Grant of License. To the extent that all rights, title and interest to any Work Product or portion thereof does not fully vest in Company, Consultant hereby grants to Company an unrestricted, irrevocable, exclusive, worldwide, fully paid up, perpetual license, with the right to sublicense, in and to Consultant’s proprietary rights to the Consultant Property required for use in connection with the Work Product.

(e) Waiver of Rights. Consultant hereby waives and shall in the future waive any moral rights, rights of attribution or integrity, visual arts rights, in the Work Product and releases Company from any claims arising from any such rights.

(f) Cooperation in Vesting Rights. Consultant shall cooperate fully in: (i) vesting in Company the ownership of the proprietary rights to the Work Product, and (ii) assisting Company in obtaining patent, copyright or any other intellectual property rights in the Work Product and in maintaining and protecting Company’s proprietary rights, including, without limitation, executing any documents which Company reasonably deems necessary for such purpose.

(g) Subcontractors and Employees. Consultant will ensure that all rights, title, and interest including copyrights in Work Product created by all of Consultant’s subcontractors, employees and agents is owned by Company. At a minimum, Consultant shall contractually obligate all subcontractors, employees, and agents performing Services hereunder to the terms and conditions in Sections 6 and 7 above to the same extent as Consultant is bound to Company in Sections 6 and 7.

8. Indemnification.

(a) Indemnification. To the maximum extent allowed by law, Consultant shall defend, indemnify, and hold harmless Company and its directors, officers, employees, and agents, from and against any and all claims, losses, damages, suits, fees, judgments, costs and expenses (including attorneys’ fees) which Company may suffer or incur arising out of or in connection with (i) injuries to persons (including death) or any loss, or damage occasioned by negligence, unlawful act, or willful misconduct of Consultant; (ii) injuries to persons (including death) or loss of, or damage to, property, occasioned by Consultant’s breach of this Agreement; and (iii) any claim that Company’s use of the Work Product, Consultant Property or any portion thereof infringes or violates any patent, copyright, trade secret, trademark, or other third party intellectual property right. In the event that Company is in any way enjoined from using the Work Product or any portion thereof, Consultant shall promptly, at its expense (including, but not limited to the payment of any royalties occasioned by the following) either (i) provide to Company no infringing means of using the Work Product, or (ii) negotiate and procure for Company the right to use the Work Product without restriction.

(b) Limitation of Liability. Company will not be liable to Consultant for any indirect, incidental, delay, special, punitive, or consequential damages, including damages for lost opportunities, lost profits from this Agreement or any other transaction, or lost savings, whether arising in contract, tort or otherwise, even if such damages were foreseeable or result from a breach of this Agreement.

9. Warranties. Consultant warrants that: (i) Consultant is financially solvent and has the financial ability to perform its obligations hereunder; (ii) Consultant has not and will not enter into any other agreements that conflict with this Agreement; (iii) all Work Product produced under this Agreement shall be of original development and all Consultant Property shall be of original development or properly licensed by Consultant, as the case may be, and all Work Product and Consultant Property shall not infringe or violate any patent, copyright, trade secret, trademark, or other third party intellectual property right; and (iv) Consultant shall perform all Services under this Agreement on a professional best efforts basis in a workmanlike and expeditious manner.

10. Use of Name and Publicity. Consultant agrees that it shall not, without prior written consent of Company in each instance, (i) use in advertising, publicity or otherwise the name of Company or any partner or employee of Company, nor any trade name, trademark, trade device or simulation thereof owned by Company or (ii) represent, directly or indirectly, that any product or any service provided by Consultant has been approved or endorsed by Company.

11. Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and will continue for one (1) year from and after the Effective Date. The term of this Agreement will be automatically extended for additional one year periods unless either party provides notice to the other party that the Agreement will not be extended at least thirty (30) days prior to the expiration of the then current term.

(b) Termination. Either party may terminate the performance of the Agreement or any Work Order upon written notice to the other party if: (i) either party becomes insolvent, files for bankruptcy, materially breaches or repeatedly breaches its duties or obligations under this Agreement; and (ii) such failure is not substantially cured within 10 days’ after written notice is given to the breaching party specifying the breach. In addition, Company may terminate the performance of this Agreement or any Work Order without cause upon 15 days’ prior written notice. Termination of any specific Work Order shall have no effect upon any other Work Order.

(c) Return of Materials. Upon termination of any Work Order or this Agreement for any reason or upon request of Company, Consultant shall, without cost to Company, return to Company, in an orderly and expeditious manner, all data, records, documentation, and other property belonging to Company, including, but not limited to, Work Product, Inventions, Proprietary Information, Trade Secrets and Company Property, then in the possession of Consultant, including copies, extracts, summaries and portions thereof, on whatever media rendered. In the event of any termination, Company may at its option complete any and all work as to which this Agreement is terminated at Company’s sole option by or through its own resources or third party contractors.

12. Exclusivity. During the term of this Agreement and for a period of two (2) years following the termination or expiration of this Agreement or any Work Order for any reason whatsoever, Consultant shall not directly or indirectly provide the same or substantially similar consulting services as specified in the Work Orders to any other party, whether as an owner, manager, operator, controller, consultant of any business which provides services or products materially similar to or competitive with those provided by Company. During the term of this Agreement and for a period of two (2) years from the expiration or termination thereof, Consultant shall not, either on its own account or for any person, firm, partnership, corporation, or other entity: (i) solicit, interfere with, or endeavor to cause any employee of Company to leave his or her employment; or (ii) induce or attempt to induce any such employee to breach his or her employment agreement with Company.

13. Entire Agreement. This Agreement, which includes all attached exhibits referenced herein and any Work Order created pursuant hereto, constitutes the entire agreement between Company and Consultant with respect to the subject matter hereof, and supersedes all Work Orders, oral or written, and all other communications between the parties with respect to such subject matter.

14. Changes. The terms and conditions of this Agreement may not be amended, waived or modified, except in a writing signed by the party to be charged therewith.

15. No Waiver. No failure or delay of either party to exercise any rights or remedies under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any rights or remedies preclude any further or other exercise of the same or any other rights or remedies, nor shall any waiver of any rights or remedies with respect to any circumstances be construed as a waiver thereof with respect to any other circumstances.

16. Subcontracting and Assignment. Consultant may not, without the prior written consent of Company, (i) subcontract any of the Services provided to Company under this Agreement, or (ii) assign any of its rights or delegate any of its duties pursuant to this Agreement. Any attempted assignment without Company’s consent shall be void.

17. Independent Contractor. The status of Consultant shall be that of independent contractor, and Consultant shall not, at any time or for any purpose, be deemed a partner, joint venturer, or agent of Company. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations and actions as set forth in this Agreement. Consultant shall not be eligible for any benefits provided by Company to its employees.

18. Taxes. Consultant is solely responsible for paying any and all taxes as required by law. Consultant accepts full responsibility for withholding and payment of all taxes, including without limitation gross profit taxes, income taxes, sales or use taxes, value-added taxes, and similar taxes or duties, imposed under applicable federal, state, local, or international law with respect to the services to be performed by Consultant under this Services Agreement. Consultant will indemnify and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from a determination by a court or agency that the Consultant is not an independent contractor.

19. Severability. In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby.

20. Headings. The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

21. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given four (4) days after being sent via United States First Class Mail or one (1) day after being sent via overnight courier. All notices and other communications under this Agreement shall be given to the party to which such notice is directed at the following addresses:

If to Consultant:

Module-203, SDF Building

Block-EP, Sector-V, Salt lake City

Kolkata, India-700091

Attn: Director

If to Company:

2472 Jett Ferry Road

Suite 400-214

Dunwoody, GA 30338

Attn: COO

or addressed to a person or party at such other address as that party may have given by written notice in accordance with this provision.

22. Governing Law. This Agreement shall be governed by the laws of England and Wales and each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement or its implementation or effect.

23. Dispute Resolution.

(a) Equitable Relief. The parties to this Agreement acknowledge that a breach by Consultant of any of the terms or conditions of this Agreement will result in irrevocable harm to Company and that the remedies at law for such breach may not adequately compensate Company for damages suffered. Accordingly, Consultant agrees that in the event of such breach, Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit Company’s right to any remedies at law, including the recovery of damages for breach of this Agreement.

(b) Arbitration. The parties agree that any dispute, claim or controversy relating in any way to this Agreement shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”), with judgment upon the award rendered by the arbitrator to be entered in any court of competent jurisdiction. Notwithstanding the foregoing or the then-current specified Rules of Conciliation and Arbitration, the following shall apply with respect to the arbitration proceeding: (i) the arbitration proceeding shall be conducted by one (1) English speaking arbitrator selected by the parties, provided if the parties fail to make such designation within five (5) business days after receipt by the ICC of any demand for arbitration, the ICC shall make the appointment in its sole discretion; (ii) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by either party, their representatives, or the arbitrator (except: (A) to the professional advisers of a party; (B) in connection with a public offering of securities by a party; (C) as ordered by any court of competent jurisdiction; or (D) as required to comply with any applicable governmental statute or regulation); (iii) the arbitrator shall be required to prepare written findings of fact; and (iv) the arbitrator may grant any relief or remedy which the arbitrator deems just and equitable. The arbitration proceedings shall be held in London, England. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section and without any abridgment of the powers of the arbitrators. Each party to the arbitration is to pay an equal part of the deposit fixed by the ICC. Notwithstanding the determination of the arbitrator each party to the arbitration shall be responsible for its own attorneys’ fees and other professional fees incurred in connection with the arbitration. Determinations of such arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. All proceedings before the arbitrator shall be conducted in the English language.

24. Survival. Sections 6, 7, 8, 9, 11, 12, 13, 14, 15, 16, 18, 23, 24 and this Section 25 shall survive the expiration or termination of this Agreement, and any other provision of this Agreement which in accordance with its terms is intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

25. Negotiated Terms. The parties agree that the language, terms, conditions and provisions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement or based on a party’s undertaking of an obligation under this Agreement.

26. Compliance with Applicable Law. Consultant agrees to comply with any law, statute, code, rule, regulation, requirement, decision, policy, custom or practice, opinion, judgment or order of any federal, state or local court and governmental entity that is or may become applicable to this Agreement, the Work Orders, Services, or Consultant (“Applicable Law”) during the term of the Agreement. Consultant will obtain and maintain all licenses, permits, consents, approvals and authorizations required by Applicable Law as a result of undertaking the Services and the obligations of this Agreement.

27. Change of Name: The parties agree that in the event of change of name of any party only amendment regarding the change of name will succeed all the terms of the present Agreement.

IN WITNESS WHEREOF, Company and Consultant have duly executed this Agreement as of the day and year first above written.

COMPANY:		CONSULTANT:

MOBILEWALLA, INC.		MOBILEWALLA INFORMATION SOLUTIONS PVT. LTD

By:	/s/ Jay D. Clark	By:	/s/ Provangshu Dutta

Printed Name: Jay D. Clark		Printed Name: Provangshu Dutta
Title: COO		Title: Director

EXHIBIT A

WORK ORDER NO. MWPL-001

THIS WORK ORDER No. MWPL-001 (“Work Order”) is entered into on 1st March, 2013, by and between MOBILEWALLA, INC. (the “Company”) and MOBILEWLLA INFORMATION SOLUTIONS PVT. LTD (“Consultant”) and is hereby incorporated into the Consulting Agreement dated 1ST March, 2013 between Company and Consultant (the “Agreement”).

1.	SCOPE OF WORK. AND DELIVERY

•	Consultant will employ up to fifteen (15) Data Analysts; up to ten (10) Senior Data Analysts; up to two (2) Technical/Engineering resources ; up to one (1) Team Leader; and up to one (1) Team manager

•	Consultant will ensure that the Data Analytics Team performs work per the agreed to performance & productivity standards.

•	Consultant agrees to process all work via the Mobilewalla Data Quality Assurance System.

2.	COMPENSATION.

•	Rates:

•	USD $1,200 per month for Data Analyst.

•	USD $1,500 per month for Senior Data Analysts

•	USD $2,000 per month for Team Leader/Supervisor

•	USD $3,000 per month for Team Manager

•	USD $3,500 per month for Technical/Engineering

•

Any expenses that the Consultant intends to bill to the Company needs pre-approval. Invoices will be paid by Company to Consultant in accordance with this Agreement and to the following banking instructions of Consultant:

To:	/021000021

CHASUS33

JP Morgan Chase Bank

270 PARK AVENUE, NEW YORK

CITY N.Y 10017, USA

PH: + 1 212 2706000

For Credit to [***]

[***]

AXIS BANK LTD

SALT LAKE SECTOR V

KOLKATA.

Ultimate Beneficiary: (15 DIGIT A/C NO.) [***]

(Beneficiary A/C NAME) [***]

3.	NOTICES. All notices and invoices to Company in connection with the Services performed under this Work Order shall be sent to:

MOBILEWALLA, INC.

2472 Jett Ferry Road

Dunwoody, GA 30338

Attn: COO

“Company”		“Consultant”

MOBILEWALLA, INC.		MOBILEWLLA INFORMATION SOLUTIONS PVT. LTD.

By:	/s/ Jay D. Clark	By:	/s/ Provangshu Dutta

Name: Jay D. Clark		Name: Provangshu Dutta
Title: COO		Title: Director
Date: March 6, 2013		Date: March 6, 2013

EXHIBIT B

EXPENSE GUIDELINES

1.

Company will reimburse Consultant for reasonable, actual, pre-approved out-of-pocket expenses incurred in connection with travel and for lodging and meals while away from home performing services directly for the benefit of Company.

2.

Receipts for all individual expenditures $15.00 and over must be attached to an expense report. Company shall have no obligation to reimburse expenses for which Consultant fails to provide appropriate receipts.

3.	Expenses incurred in excess of the above standard, or otherwise not permitted hereunder, shall be borne by Consultant unless authorized by Company in writing.